EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Second Quarter 2007 Results
and Raises 2007 Earnings Guidance from $1.35-$1.55 to $1.55-$1.70 per Diluted Share

•	Net sales of $130.8 million, up 7.2% vs. second quarter 2006
•	Operating income of $15.6 million, up 27.9% vs. second quarter 2006
•	$0.46 earnings per diluted share from continuing operations improves 48.4% vs. $0.31 for second quarter 2006
•	Forward logistics contract with AT&T Mobility renewed through 2010

DOWNERS GROVE, Illinois, Monday, July 30, 2007 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for second quarter 2007.

Second Quarter Results
For the quarter ended June 30, 2007, net sales increased 7.2% to a second quarter record of $130.8 million from $122.0 million for the same period in 2006. Operating income of $15.6 million was up 27.9% compared to the second quarter of 2006 on the strength of increased volume in the Drivetrain segment and the continued roll-out of new business in the Logistics segment. Income from continuing operations for the Company increased 48.5% to $10.1 million from $6.8 million for the second quarter of 2006 primarily due to the sales strength in both the Drivetrain and Logistics segments plus continued cost reductions, reduced interest expense and a lower effective tax rate. The resulting income from continuing operations per diluted share was $0.46 for the second quarter of 2007 compared to $0.31 per diluted share for the second quarter of 2006.

The Company’s Logistics segment delivered its strongest quarterly revenue to date with net sales of $69.2 million, up 4.5% from $66.2 million for the second quarter of 2006. Logistics segment profit for the quarter increased 36.8% to $10.4 million from $7.6 million in the same quarter of last year. The increases in revenue and segment profit were driven largely by the launch and roll-out of new programs captured in 2006 and 2007, including greater than expected volumes from an automotive electronics product upgrade program. Additionally, segment profit benefited from: (i) a favorable mix of services revenues, (ii) a favorable resolution of all receivables and inventory issues associated with the termination of a test and repair program, and (iii) continued cost reductions.

In other news, the Company announced that a test and repair program with Nokia was terminated during the quarter. However, the revenue loss is expected to be partially offset by the addition of three new recently awarded programs with various Nokia units going forward.

The Drivetrain segment’s net sales of $61.6 million were up 10.2% from $55.9 million for the second quarter of 2006. Segment profit of $5.3 million increased 15.2% from $4.6 million for the second quarter of 2006. The increases in revenue and profit were driven by the strength of Honda and Ford transmission volumes coupled with cost reductions, partially offset by an additional $1.2 million invested in NuVinci™ CVP product and market development versus one year ago.

Management Comments
Don Johnson, Chairman, President and CEO said, “I am pleased to report that execution on our strategy continues to result in solid performance as our results exceeded our expectations. We delivered strong results in both our Logistics and Drivetrain segments as the Company realized a 27.9% increase in operating income from a 7.2% increase in sales compared to the same period last year.”

“On the Logistics side, we achieved our 13th consecutive quarter-over-quarter increase in revenue as we continued to deliver on several new programs won and launched in second half 2006 and in 2007. I’m excited to announce that we just renewed our forward logistics contract with AT&T Mobility through 2010. This follows our previously announced recognition as one of AT&T’s outstanding suppliers. We are particularly proud to have earned this distinction, especially considering that only 39 suppliers were recognized and we were the only logistics services provider selected.”

“Our Drivetrain segment benefited from strong volumes with Honda and Ford and ongoing cost reductions primarily related to our lean and continuous improvement program, partially offset by continued investment in the NuVinci products. During the quarter, we invested $2.2 million in NuVinci product and market development compared to $1.0 million in the same quarter last year, as we worked to solidify our global supply base performance, further refine the product, and develop prototypes with and for prospective customers. We are now engaged with over 40 OEMs, many of them the leaders in their respective industries, spanning bicycle, light electric vehicle, and lawn and garden applications.”

“Additionally, we ended the quarter with a net cash position of $22.5 million. Our strong free cash flow provides us with the flexibility to pursue a mix of potential opportunities and investments in concert with the objectives outlined in our three-year strategic growth plan.”

“This quarter’s results contributed to strong first half performance that provides the foundation to raise our earnings guidance for income from continuing operations from $1.35-$1.55 to $1.55-$1.70 per diluted share. In addition to strong first half operating performance, expectations for the balance of the year that support this increased guidance include solid base business volumes with a favorable services mix and the potential volumes for a product upgrade program in our Logistics segment. This revised guidance also includes our current outlook for both the base business and the remaining launch costs in Drivetrain. These elements, continued cost reductions from our lean and continuous improvement program, lower interest expense and a lower effective tax rate are expected to result in higher than previously expected profitability.”

ATC will simultaneously host a conference call (dial-in number is 800-289-0544) and webcast to discuss in more detail the operating highlights, events and financial results for the second quarter on July 31, 2007 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and SEC Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call. The conference call replay number is 888-203-1112 and the pass code is 6534446.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net sales:
Products	$61,614	$55,864	$124,977	$113,571
Services	69,195	66,157	137,627	127,856
Total net sales	130,809	122,021	262,604	241,427

Cost of sales:
Products	47,102	43,739	97,037	89,297
Products - exit, disposal, certain severance and other charges	713	-	713	-
Services	50,155	51,836	101,788	101,445
Total cost of sales	97,970	95,575	199,538	190,742

Gross profit	32,839	26,446	63,066	50,685

Selling, general and administrative expense	16,598	13,659	30,912	26,234
Amortization of intangible assets	108	30	215	61
Exit, disposal, certain severance and other charges	513	581	513	687

Operating income	15,620	12,176	31,426	23,703

Interest income	101	43	185	468
Other income (expense), net	37	(98)	64	(71)
Write-off of debt issuance costs	-	-	-	(1,691)
Interest expense	(276)	(919)	(694)	(2,757)

Income from continuing operations before income taxes	15,482	11,202	30,981	19,652

Income tax expense	5,338	4,390	11,178	7,111

Income from continuing operations	10,144	6,812	19,803	12,541

Loss from discontinued operations, net of income taxes	(72)	(48)	(57)	(8,977)

Net income	$10,072	$6,764	$19,746	$3,564

Per common share - basic:
Income from continuing operations	$0.47	$0.31	$0.91	$0.58
Loss from discontinued operations	$-	$-	$-	$(0.41)
Net income	$0.46	$0.31	$0.91	$0.16

Weighted average number of common shares
outstanding	21,777	21,780	21,714	21,722

Per common share - diluted:
Income from continuing operations	$0.46	$0.31	$0.90	$0.57
Loss from discontinued operations	$-	$-	$-	$(0.41)
Net income	$0.46	$0.31	$0.90	$0.16

Weighted average number of common and
common equivalent shares outstanding	22,104	22,025	22,022	21,989